                                 EXHIBIT 10.1


                    SECOND SUPPLEMENT TO INVESTMENT AGREEMENT

        SECOND SUPPLEMENT TO INVESTMENT AGREEMENT, dated as of July 2, 1998 (this "Second Supplement"), among Complete Wellness Centers, Inc., a Delaware corporation (the "Company"), Imprimis Investors LLC ("Imprimis") and Wexford Spectrum Investors LLC (together with Imprimis, the "Investors").

        WHEREAS, the Company and the Investors are parties to the Investment Agreement, dated as of December 19, 1997, as previously supplemented by the Supplement to Investment Agreement, dated as of January 12, 1998 (such Supplement, the "First Supplement" and such Investment Agreement, as supplemented by the First Supplement, the "Investment Agreement"). Capitalized terms used in this Second Supplement without definition shall have the meanings ascribed to them in the Investment Agreement; and

        WHEREAS, in order to permit the Company to meet certain requirements for the continued listing of the Common Stock on the NASDAQ SmallCap Market, the Company and the Investors desire to restructure the Investors' investment in the Company in the manner provided in this Second Supplement.

        1. The Certificate of Designations, Preferences and Rights providing for the terms of a new series of Senior Convertible Preferred Stock (the "New Preferred Stock") in the form of Exhibit A hereto shall be filed with the Secretary of State of the State of Delaware on the date hereof (the "New Certificate"), the New Certificate having been approved by the Board of Directors of the Company and by the Investors as the holders of all outstanding shares of the Senior Preferred Stock of the Company (the "Old Preferred Stock"). New certificates representing validly issued, fully paid and nonassessable shares of New Preferred Stock with accrued dividends as provided in the New Certificate are being issued to the Investors, with a certificate representing 80,000 shares of the New Preferred Stock being issued to Imprimis and a certificate representing 20,000 shares of New Preferred Stock being issued to Wexford. The Investors shall return to the Company the certificates representing the

Old Preferred Stock as originally issued and the Company shall file with the Secretary of State of the State of Delaware a Certificate of Decrease to evidence the decrease to zero the number of authorized shares of the Old Preferred Stock.

        2. The Warrants shall be cancelled and returned to the Company by the Investors.

        3. In consideration of the Investors' agreement to exchange the Old Preferred Stock for the New Preferred Stock as provided for in Section 1 and to cancel the Warrants as provided for in Section 2, an aggregate of 100,000 validly issued, fully paid and nonassessable shares of Common Stock (the "Issued Common Stock") are being issued to the Investors, with a certificate representing 80,000 shares of the Issued Common Stock being issued to Imprimis and a certificate representing 20,000 shares of Issued Common Stock being issued to Wexford.

        4. The Issued Common Stock and the Common Stock issuable upon conversion of the New Preferred Stock as amended by Section 1 (the "Issuable Common Stock"), together with any securities that may be issued in respect thereof, shall constitute "Registrable Securities" for purposes of the Registration Rights Agreement and the Registration Rights Agreement shall be modified to increase the number of "Demand Registrations" for which the Company pays the expenses of the holders of Registrable Securities from two to five.

        5. Matters relating to the issuance and sale of the Issued Common Stock, the exchange of the Old Preferred Stock for the New Preferred Stock and the issuance of the Issuable Common Stock upon conversion thereof and the execution and delivery by the Company of this Second Supplement shall be addressed in an opinion from Epstein Becker & Green, P.C., special counsel to the Company, dated the date hereof and substantially in the form of the opinion of such firm previously provided under the Investment Agreement and otherwise acceptable to the Investors.

        6. The issuance and sale of the Issued Common Stock, the exchange of the Old Preferred Stock for the New Preferred Stock and cancellation of the Warrants shall take place as soon as practicable after execution of this Second Supplement, subject to (a) the delivery by the Company to the Investors of a copy of the New Certificate certified by the Secretary of State of the State of Delaware, (b) the execution and delivery by the Company to the Investors of the certificates representing the Issued Common Stock and the New Preferred Stock,
(c) the payment by the Company to the Investors of $25,000 in partial satisfaction of its obligation to reimburse the Investors for the reasonable fees and expenses of their legal counsel under Section 9, (d) the delivery to the Investors of the opinion referenced in Section 5, (e) the delivery by the Investors to the Company of the certificates representing the Old Preferred Stock and the Warrants, and (f) confirmation by the Company, which it hereby makes, that the Company's representations and warranties contained in the Investment Agreement were true and complete in all material respects when given and that, apart from information contained in SEC Reports filed prior to the date hereof or other written information that has been provided by the Company to the Investors prior to the date hereof, there are no matters that would require any material changes to such representations and warranties were they being deemed to be given as of the date hereof, with such representations and warranties deemed to cover as Capital Stock the New Preferred Stock, the Issued Common Stock and the Issuable Common Stock and all information provided by the Company to the Investors since January 12, 1998, including without limitation all SEC Reports, all historical or projected financial information and all information relating to any governmental investigation of or affecting the Company, its practices or its employees. Although the transactions contemplated by this Second Supplement shall be deemed to have occurred as of the date hereof, the delivery by the Company of the certificates pursuant to clause (b), the payment pursuant to clause (c) and the opinion pursuant to clause (d) shall occur not later than July 6, 1998 and the delivery by the Investors of the certificates pursuant to clause (e) shall occur promptly following such delivery by the Company.

        7. Notwithstanding the provision in Section 7 of the First Supplement to the contrary, from and after the date hereof and for so long as any New Preferred Stock remains outstanding, all of the "Negative Covenants" provided for in Section VIII of the Investment

Agreement shall be reinstated and remain in full force and effect, except that the exercise of the Company's optional redemption right under the New Preferred Stock shall not be prohibited under Section VIII (E).

        8. The Company shall, as soon as possible, but no later than 30 days after the date hereof and in accordance with its certificate of incorporation and by-laws and any applicable laws or rules, seek to obtain any and all requisite shareholder approval (the "Shareholder Approval") of the increase in its authorized shares of Common Stock to 50,000,000 and the issuance of the Issued Common Stock and the Issuable Common Stock and provide evidence reasonably satisfactory to the Investors that the Shareholder Approval shall have been obtained. The Company shall submit to the Investors for their prior approval copies of the resolutions or written consents pursuant to which the shareholders will evidence the Shareholder Approval and any and all other documents to be sent to shareholders in connection with seeking the Shareholder Approval. Receipt of the Shareholder Approval is not a condition to the transactions contemplated by this Second Supplement and, other than as specifically contemplated by this Second Supplement or by the Amended Certificate, a failure to obtain the Shareholder Approval shall have no effect on the transactions contemplated hereby or the obligations of the Company hereunder.

        9. The Company confirms that it will promptly reimburse the Investors for the reasonable fees and expenses of their legal counsel in connection with this Second Supplement, the transactions contemplated hereby and the discussions between the Company and the Investors through the date hereof arising out of the Investment Agreement.

        10. The Investors agree that, during the period prior to January 3, 1999, the Investors shall take no action with respect to the Company or its affiliates, directors or employees based upon the Investors' allegations of breach of the Investment Agreement or misrepresentations by the Company prior to the date hereof. The Investors hereby agree to waive any claims based on such alleged breaches and misrepresentations in the event that all of the New Preferred Stock is redeemed by the Company within the time frame contemplated by the New Certifi-


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


cate. The Company acknowledges that, by entering into this Second Supplement, the Investors have not waived any rights or claims that they may have relating to any such alleged breaches or misrepresentations other than under the circumstances contemplated by the immediately preceding sentence.

        11. The Investors have acquired and shall hold the New Preferred Stock for their own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof except pursuant to sales registered under the Securities Act of 1933, as amended, or pursuant to an exemption from registration provided thereunder. The Investors and their affiliates agree not to short sell or to write any type of put options against shares of the Common Stock and the Investors and their affiliates represent and warrant that they will not use, directly or indirectly, any use shares of Issuable Common Stock to cover any short sale position or put position in the Common Stock that existed prior to or from the date hereof.

        12. Except as modified pursuant to this Second Supplement, all terms and provision of the Investment Agreement shall remain in full force and effect.


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


        IN WITNESS WHEREOF, the parties hereto have caused this Second Supplement to be duly executed as of the date first written above.



                                      COMPLETE WELLNESS
                                      CENTERS, INC.

                                      BY /s/ C. THOMAS MCMILLEN
                                        ----------------------------------------
                                      Name:  C. Thomas McMillen
                                      Title: Chairman & CEO



                                      IMPRIMIS INVESTORS LLC

                                      BY /s/ FREDERICK SIMON
                                        ----------------------------------------
                                        Name:  Frederick Simon
                                        Title: SVP


                                      WEXFORD SPECTRUM
                                      INVESTORS LLC

                                      BY /s/ FREDERICK SIMON
                                        ----------------------------------------
                                        Name:  Frederick Simon
                                        Title: SVP

                           CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS

                                     OF THE

                       SENIOR CONVERTIBLE PREFERRED STOCK
                                ($.01 Par Value)

                                       OF

                         COMPLETE WELLNESS CENTERS, INC.

                         ------------------------------
                         Pursuant to Section 151 of the

                General Corporation Law of the State of Delaware
                         ------------------------------

        The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on July 2, 1998 by the Board of Directors (the "Board") of Complete Wellness Centers, Inc., a Delaware corporation (hereinafter called the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

                RESOLVED that pursuant to authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the issuance of a series of Preferred Stock, par value $.01 per share (the "Preferred Stock"), which shall consist of up to 134,500 of the 2,000,000 shares of Preferred Stock which the Corporation now has authority to issue, be, and the same hereby is, authorized, and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) are fixed as follows:

                (i) The designation of such series of the Preferred Stock authorized by this resolution shall be the Senior Convertible Preferred Stock (the "Senior Convertible Preferred Stock"). The total number of shares of the Senior Convertible Preferred Stock shall be 134,500.

                (ii) Holders of shares of Senior Convertible Preferred Stock will be entitled to receive, when and as declared by the Board out of assets of the Corporation legally available for payment, an annual cash dividend per share equal to (A) in the case of dividends accruing on or prior to December 31, 2000, 8% of the Liquidation Preference (as defined below) thereof on the relevant dividend payment date payable in cash or, if such payment in cash is not then made, 10% of the Liquidation Preference thereof on the relevant dividend payment date payable in additional shares of Senior Convertible Preferred Stock (which may include fractional shares) and (B) in the case of dividends accruing after December 31, 2000, 12% of the Liquidation Preference thereof on the relevant payment date payable in cash, in each case accruing, with respect to 20,000 shares of Senior Convertible Preferred Stock outstanding, from January 12, 1998, and with respect to 80,000 of Senior Convertible Preferred Stock outstanding, from January 27, 1998, and payable in quarterly installments on March 31, June 30, September 30 and December 31, commencing March 31, 1998 (each a "dividend payment date"). Unless full dividends on the Senior Convertible Preferred Stock have been paid, no dividends (other than in Common Stock of the Corporation) may be paid or declared and set aside for payment or other distribution made upon the Common Stock or on any other stock of the Corporation, nor may any Common Stock or any other stock of the Corporation be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock). Dividends payable on the Senior Convertible Preferred Stock for any period less than the full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. For purposes of this paragraph (ii), "Liquidation Preference" shall have the meaning set forth in paragraph (iii) below with the relevant dividend payment date being deemed to be the date of final distribution.

                (iii) The shares of Senior Convertible Preferred Stock shall rank prior to the shares of Common Stock and of any other class of stock of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Senior Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other such stock, an amount equal to the stated amount thereof of $50 per share (or proportionate amount thereof in the case of any fractional shares of Senior Convertible Preferred Stock) plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on the shares of Senior Convertible Preferred Stock to the date of final distribution, such determination to be made, in the event that dividends remain unpaid as to one or more dividend payment dates, by deeming the amount of any dividend not paid on the relevant dividend payment date as having been added to the stated amount of the underlying share as of such dividend payment date (the amount as so determined, the "Liquidation Preference" of a share of Senior Convertible Preferred Stock). After payment of the full amount of the Liquidation Preference, the holders of shares of Senior Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Senior Convertible Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Corporation.

                (iv) The shares of Senior Convertible Preferred Stock will be optionally redeemable by the Corporation as provided in this paragraph (iv):

                        (A) The shares of Senior Convertible Preferred Stock shall be optionally redeemable in whole but not in part during the period from July 2, 1998 through January 3, 1999.

                        (B) The redemption price for shares of Senior Convertible Preferred Stock being redeemed shall be the Liquidation Preference for the shares being redeemed determined as if the date of final distribution were the date on which the payment of the redemption price is made and as if the dividends thereon shall have accrued thereon at a rate of 12% per annum, with respect to 20,000 shares of Senior Convertible Preferred Stock outstanding, from January 12, 1998, and with respect to 80,000 of Senior Convertible Preferred Stock outstanding, from January 27, 1998.

                (v) At the option of the holder thereof and upon surrender thereof for conversion to the Corporation at its corporate headquarters at any time on or after January 3, 1999 or, should the Corporation fail to receive the Shareholder Approval (as defined below) on or prior to August 31, 1998, on or after August 31, 1998, each share of Senior Convertible Preferred Stock will be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the (x) the Liquidation Preference of such share determined as of the date of conversion by (y) the lower of $1.75 and 75% of the Current Market Price Per Share determined as of the trading day immediately prior to the date of conversion, the Conversion Rate being subject to adjustment as hereinafter provided:

                        (A) In case the Corporation shall on or after January 12, 1998 (1) pay a dividend in shares of its capital stock, (2) subdivide its outstanding shares of Common Stock into a greater number of shares, (3) combine its outstanding shares of Common Stock into a smaller number of shares, or (4) issue by reclassification of its shares of Common Stock any shares of its capital stock, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Senior Convertible Preferred Stock surrendered for conversion after the record date fixing stockholders to be affected by such event, shall be entitled to receive upon conversion the number of such shares of Common Stock which such holder would have been entitled to receive after the happening of such event had such share of Senior Convertible Preferred Stock been converted immediately prior to such record date. Such adjustment shall be made whenever any of such events shall happen, but shall also be effective retroactively as to shares of Senior Convertible Preferred Stock converted between such record date and the date of the happening of any such event.

                        (B) In case the Corporation shall on or after January 12, 1998 issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price Per Share of Common Stock at the record date mentioned below, the number of shares of Common Stock into which each share of Senior Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Senior Convertible Preferred Stock was theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of the shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price Per Share. Such adjustment shall be made whenever such rights or warrants are issued, but shall also be effected retroactively as to shares of Senior Convertible Preferred Stock converted between the record date for the determination of stockholders entitled to receive such rights or warrants and the date such rights or warrants are issued.

                        (C) In case the Corporation shall on or after January 12, 1998 distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding any cash dividend or distribution made out of current or retained earnings) or rights to subscribe other than as set forth in subparagraph (B) above, then in each such case the number of shares of Common Stock into which each share of Senior Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share was theretofore convertible by a fraction, the numerator of which shall be the Current Market Price Per Share of the Common Stock on the record date fixed by the Board for such distribution, and the denominator of which shall be such Current Market Price Per Share of the Common Stock less the then fair market value (as determined by the Board, whose determination shall be conclusive) of the portion of the assets, evidences of indebtedness or subscription rights so distributed applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made, but shall also be effective retroactively as to shares of Senior Convertible Preferred Stock converted between the record date for the determination of stockholders entitled to receive such distribution and the date such distribution is made.

                        (D) For the purpose of any computation under this paragraph (v), the "Current Market Price Per Share" of Common Stock at any date shall be deemed to be the average of the closing sale prices for the 20 consecutive trading days before the day in question. The closing sale price for each day shall be reported by the NASDAQ Stock Market or as reported by any successor central market system.

                        (E) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this subparagraph (E) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph (v) shall be made to the nearest one-hundredth of a share.

                        (F) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any share of Senior Convertible Preferred Stock. If the conversion thereof results in a fraction, an amount equal to such fraction multiplied by the Current Market Price Per Share of Common Stock as of the conversion date shall he paid to such holder in cash by the Corporation.

                        (G) In case the Corporation shall on or after January 12, 1998 enter into any consolidation, merger or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in each such case each share of Senior Convertible Preferred Stock remaining outstanding at the time of consummation of such transaction shall thereafter be convertible into the kind and amount of such stock or securities, cash and/or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such shares of Senior Convertible Preferred Stock might have been converted immediately prior to consummation of such transaction, assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount as receivable per share by a plurality of the non-electing shares).

                        (H) As used in this Certificate, "Shareholder Approval" means any and all requisite approval of the shareholders of the Corporation of the increase in its authorized shares of Common Stock to 50,000,000 and the issuance of the Common Stock upon conversion of the Senior Convertible Preferred Stock or as contemplated by the Second Supplement to Investment Agreement, dated as of July 2, 1998, among the Corporation, Imprimis Investors LLC and Wexford Spectrum Investors LLC.

                (vi) For so long as any shares of Senior Convertible Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least 66-2/3 percent in number of shares of the Senior Convertible Preferred Stock then outstanding, amend, alter or repeal any of the provisions of the Certificate of Incorporation (including this resolution) so as to affect adversely the preferences, special rights or powers of the Senior Convertible Preferred Stock or of the holders thereof.

                (vii) To convert any Senior Convertible Preferred Stock into Common Stock, the holder shall give written notice to the Company (which notice may be given by facsimile transmission) that the holder elects to convert the same. Promptly thereafter such holder shall surrender the Senior Convertible Preferred Stock at the office of the Company or of any transfer agent for such stock. The Company shall, as soon as practicable after receipt of such notice, issue and deliver to or upon the order of such holder a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled, and a new stock certificate represent-ing the remaining shares of Senior Convertible Preferred Stock (if any) not converted. The Company shall use its reasonable best efforts to effectuate any such issuance within 72 hours and to transmit the shares of Common Stock by messenger or overnight delivery service to the address designated by such holder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is received by the Company. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares at the close of business on such date.

                (viii) The holders of shares of Senior Convertible Preferred Stock will be entitled to representation on the Corporation's Board of Directors as provided in this paragraph (viii):

                        (A) For so long as any shares of Senior Convertible Preferred Stock remain outstanding, the Corporation shall take such action as shall be necessary to ensure that at least one designee of the holders of Senior Convertible Preferred Stock shall be duly elected to serve as a director of the Corporation. Thereafter, such holders shall no longer be entitled for a designee to serve as a director of the Corporation.

                        (B) In the event that the Corporation shall fail either to (a) receive the Shareholder Approval on or prior to August 31, 1998, or (b) redeem all of the Senior Convertible Preferred Stock pursuant to paragraph (iv) hereof on or prior to January 3, 1999, the Corporation shall, if and when requested by the holders of a majority of the outstanding shares of the Senior Convertible Preferred Stock to do so, take any action necessary, including calling a special meeting, to elect designees of the holders of a majority of the outstanding shares of the Senior Convertible Preferred Stock to the Board of Directors such that such designees shall constitute a majority of such Board of Directors. Thereafter, for so long as any shares of Senior Convertible Preferred

                Stock remain outstanding, the Corporation shall take such action as shall be necessary to ensure that such designees or successor designees shall be duly elected to serve as directors of the Corporation.

                IN WITNESS WHEREOF, Complete Wellness Centers, Inc. has caused this Certificate to be made under the seal of the Corporation and signed by C. Thomas McMillen, Chairman, and attested by E. Eugene Sharer, President, this 2nd day of July, 1998.


                                                COMPLETE WELLNESS CENTERS,
                                                INC.

Attest:                                         By: /s/ C. THOMAS MCMILLEN
                                                   -----------------------------
/s/ E.E. SHARER
-------------------------------